Exhibit 2.1

[FORM OF]

PLAN OF CONVERSION

Converting

EngageSmart, LLC

(a Delaware limited liability company)

to

EngageSmart, Inc.

(a Delaware corporation)

THIS PLAN OF CONVERSION (this “Plan”), dated as of [ 🌑 ], 2021, is hereby adopted and approved by EngageSmart, LLC, a limited liability company formed under the laws of Delaware (the “LLC”), to set forth the terms, conditions and procedures governing the conversion of the LLC to a Delaware corporation to be named EngageSmart, Inc. (the “Corporation”) pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 265 of the Delaware General Corporation Law (the “DGCL”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Second Amended and Restated Limited Liability Company Agreement of the LLC, dated as of February 11, 2019 (the “LLC Agreement”), by and among the LLC and the Members.

WHEREAS, the LLC is a limited liability company formed and existing under the laws of the State of Delaware and is currently governed by and operating under the LLC Agreement;

WHEREAS, the Board of the LLC (the “Board”), in connection with a proposed public offering (the “IPO”) of common stock by the Corporation (as defined below), has determined that it is in the best interests of the LLC for the LLC to convert to a Delaware corporation pursuant to Section 18-216 of the DLLCA and Section 265 of the DGCL upon the terms and conditions and in accordance with the procedures set forth herein, and the Board has authorized and approved the IPO and the Conversion (as defined below) and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith;

WHEREAS, pursuant to Section 13.1 of the LLC Agreement, the Board and the requisite Shareholders have approved and adopted this Plan, the Conversion (as defined below) and the other transactions contemplated by this Plan; and

WHEREAS, in connection with the Conversion, (i) all outstanding limited liability company interests of the LLC, which are represented by Class A-1 Common Shares (as defined in the LLC Agreement), shall be converted into shares of Class A-1 Common Stock (as defined below) as provided in this Plan and the Certificate of Incorporation, (ii) all outstanding limited liability company interests of the LLC, which are represented by Class A-2 Common Shares (as defined in the LLC Agreement), shall be converted into shares of Class A-2 Common Stock (as defined below) as provided in this Plan and the Certificate of Incorporation and (iii) all outstanding limited liability company interests of the LLC, which are represented by Class A-3 Common Shares (as defined in the LLC Agreement), shall be converted into shares of Class A-3 Common Stock (as defined below) as provided in this Plan and the Certificate of Incorporation.

NOW, THEREFORE, the LLC does hereby adopt this Plan to effectuate the conversion of the LLC to the Corporation as follows:

1. Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the DLLCA and the DGCL, including without limitation Section 18-216 of the DLLCA and Section 265 of the DGCL, the LLC shall convert (the “Conversion”) to the Corporation at the Effective Time (as defined below) and for all purposes of the laws of the State of Delaware, the Conversion shall be deemed a continuation of the existence of the LLC in the form of a Delaware corporation. The Corporation shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Corporation shall be deemed to have commenced on the date the LLC commenced its existence. The Conversion shall not affect any obligations or liabilities of the LLC incurred prior to the Effective Time. The LLC shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not constitute a dissolution of the LLC and shall constitute a continuation of the existence of the LLC in the form of a Delaware corporation. Upon the Effective Time, all of the rights, privileges and powers of the LLC, and all property and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of the Conversion, and all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it in its capacity as a corporation. The rights, privileges, powers and interests in property of the LLC, as well as the debts, liabilities and duties of the LLC, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

2. Certificate of Conversion; Certificate of Incorporation; Effective Time. The Conversion shall be effective upon the filing with the Secretary of State of the State of Delaware of: (a) a duly executed Certificate of Conversion, substantially in the form of Exhibit A attached hereto (the “Certificate of Conversion”), and (b) a duly executed Certificate of Incorporation of the Corporation, in the form of Exhibit B attached hereto (the “Initial Certificate of Incorporation”) or at such later time as may be specified in both the Certificate of Conversion and the Initial Certificate of Incorporation (such time of effectiveness, the “Effective Time”). From and after the Effective Time, the Initial Certificate of Incorporation of the Corporation shall be in the form attached hereto as Exhibit B, until thereafter amended and/or restated in accordance with the terms thereof and the DGCL. On or about the effectiveness of the registration statement on Form S-1 in connection with the IPO, the Corporation shall file with the Secretary of State of the State of Delaware a duly executed Amended and Restated Certificate of Incorporation of the Corporation, substantially in the form of Exhibit C attached hereto (the “Public Company Certificate of Incorporation”). Pursuant to the Public Company Certificate of Incorporation, each share of Class A-1 Common Stock will be converted into shares of Common Stock (the “Common Stock”) based on the A-1 Conversion Ratio1, each share of Class A-2 Common Stock will be converted into shares of Common Stock based on the A-2 Conversion Ratio2 (with cash being provided in lieu of each fractional share in the amount of each fractional share multiplied by the price at the which the shares of Common Stock shall be sold in connection with the IPO) and each share of Class A-3 Common Stock will be converted into one (1) share of Common Stock. Following the effectiveness of the Public Company Certificate of Incorporation, the former holders of Class A-2 Common Stock will enter into two subscription agreements to subscribe for, in aggregate, a number of shares of Common Stock specified therein in exchange for cash (based on the price at the which the shares of Common Stock will be sold to the public in connection with the IPO) and a promissory note.

[1]

Definition of “A-1 Conversion Ratio”: The ratio shall be the quotient of (i) the Class A-1 Common Stock (as defined in the Certificate of Incorporation) outstanding on the pricing date of the initial public offering (the “IPO”) less the Share Adjustment Amount (as defined below) divided by (ii) the Class A-1 Common Stock outstanding on the pricing date of the IPO. For purposes of this footnote only, the “Payout Amount” is equal to the sum of (i) the amount owed by the Company for the settlement of the Class A-2 Common Stock, which such amount shall be equal to $43,235,848, and (ii) the maximum amount owed by the Company to pay the holders of the contingent value right awards under pursuant to the CVR Bonus Award Plan (as defined in the LLC Agreement) calculated as of a recent date from the date of effectiveness of this charter (collectively, (i) and (ii) are the “Payout Amount”). For purposes of this footnote only, the “Share Adjustment Amount” is equal to the Payout Amount divided by the price of the common stock in the IPO.

[2]

Definition of “A-2 Conversion Ratio”: The ratio shall be the quotient of (i) the Class A-2 Common Stock (as defined in the Certificate of Incorporation) outstanding on the pricing date of the IPO plus the Share Adjustment Amount (as defined below) divided by (ii) the Class A-2 Common Stock outstanding on the pricing date of the IPO. For purposes of this footnote only, the “Share Adjustment Amount” is equal to $43,235,848 divided by the price of the common stock in the IPO.

3. Bylaws of the Corporation. From and after the Effective Time, the Bylaws of the Corporation shall be in the form of Exhibit D attached hereto (the “Bylaws”), until thereafter amended and/or restated in accordance with the terms thereof, the DGCL, the Initial Certificate of Incorporation or, following the pricing of the IPO, the Public Company Certificate of Incorporation.

4. Directors and Officers. The Incorporator of the Corporation shall, by an incorporator’s consent, appoint the following as the initial members of the board of directors of the Corporation: Paul Stamas, Robert Bennett, Raph Osnoss, Preston McKenzie, David Mangum, Mathew Guy-Hamilton, Ashley Glover and Deborah Dunnam each of whom to hold office until the next annual meeting of stockholders for the election of directors of the class of directors in which such director serves and until his or her successor is duly elected and qualified, or their earlier death, resignation or removal. At the Effective Time, the officers of the LLC as of the Effective Time shall be the officers of the Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The LLC and the Incorporator and, after the Effective Time, the Corporation and its board of directors shall take all necessary actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Corporation.

5. Effect of the Conversion on Equity Interests in the LLC.

(a) Conversion of Outstanding Securities. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the LLC, the Corporation or any holder of Shares in the LLC:

(i) each Class A-1 Common Share of the LLC that is outstanding immediately prior to the Effective Time shall be converted into one (1) share of Class A-1 common stock, par value $0.001 per share, of the Corporation (“Class A-1 Common Stock”), and as of the Effective Time each such share of Class A-1 Common Stock shall be duly and validly issued, fully paid and nonassessable;

(ii) each Class A-2 Common Share of the LLC that is outstanding immediately prior to the Effective Time shall be converted into one (1) share of Class A-2 Common Stock (“Class A-2 Common Stock”) and as of the Effective Time each such share of Class A-2 Common Stock shall be duly and validly issued, fully paid and nonassessable; and

(iii) each Class A-3 Common Share of the LLC that is outstanding immediately prior to the Effective Time shall be converted into one (1) share of Class A-3 Common Stock (“Class A-3 Common Stock”) and as of the Effective Time each such share of Class A-3 Common Stock shall be duly and validly issued, fully paid and nonassessable.

(b) No Further Ownership Rights in Shares in the LLC. All shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock into which Shares of the LLC are converted pursuant to the Conversion in accordance with the terms of this Plan shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares in the LLC. Immediately following the Effective Time, Shares in the LLC shall cease to exist, and the holder of any Shares in the LLC immediately prior to the Effective Time shall cease to have any rights with respect thereto.

(c) No Impact on Vesting Restrictions and Repurchase Rights. The conversion of Shares in the LLC pursuant to this Plan will not limit, impair or otherwise modify any vesting restrictions or repurchase rights with respect to any equity issued by the LLC to any officer or employee of the LLC or any other person, which vesting restrictions and repurchase rights shall continue to apply to the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock issued hereby to any such persons until the expiration of such vesting restrictions and repurchase rights in accordance with their terms.

(d) Transfer Books. At the Effective Time, there shall be no further registration of transfers on the transfer books of the LLC of any Shares in the LLC that were outstanding immediately prior to the Effective Time.

(e) Registration in Book-Entry. Shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock issued in connection with the Conversion shall be uncertificated, and the Corporation shall register, or cause to be registered, such shares into which each outstanding Shares in the LLC shall have been converted as a result of the Conversion in book-entry form.

(f) Conversion of Plans. As of the Effective Time, the Corporation shall automatically, by virtue the Conversion, assume the EngageSmart, LLC Amended and Restated 2015 Stock Option Plan (the “2015 Plan”), in substantially the form of Exhibit E hereto, and all references therein to LLC or Corporation shall be deemed automatically to be references to Corporation and the references to the securities to be issued pursuant to awards thereunder shall be references to the Common Stock.

6. Licenses, Permits, Titled Property, Etc. As applicable, following the Effective Time, to the extent required, the Corporation shall apply for new state tax identification numbers, qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal and intangible property of the LLC which was titled or registered in the name of the LLC shall be re-titled or re-registered, as applicable, in the name of the Corporation by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies). In addition, following the Effective Time, the LLC’s customer, vendor and other communications (e.g., business cards, letterhead, websites, etc.) shall be revised to reflect the Conversion and the Corporation’s corporate status.

7. Termination of LLC Agreement. As of the Effective Time, the LLC Agreement shall be terminated and of no further force and effect. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the LLC Agreement, arising prior to the Effective Time.

8. Further Assurances. If, at any time after the Effective Time, the Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC, or (b) to otherwise carry out the purposes of this Plan, the Corporation and its proper officers and directors (or their designees) are hereby authorized to solicit in the name of the LLC any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the LLC, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the LLC, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC and otherwise to carry out the purposes of this Plan.

9. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board and, following the Effective Time, by the board of directors of the Corporation, (a) each of which shall have full power and authority, subject to applicable law, to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the LLC or any officers of the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board at any time prior to the Effective Time may terminate, amend or modify this Plan. Upon such termination of this Plan, if the Certificate of Conversion and the Initial Certificate of Incorporation have been filed with the Secretary of State of the State of Delaware, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates may execute, deliver and file a Certificate of Termination of such certificates.

10. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as express provided herein.

11. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

12. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

13. Tax Treatment. The parties hereby agree and acknowledge that for U.S. federal income tax purposes (i) the Conversion is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Plan is intended to constitute and the parties hereby adopt this Plan as a “plan or reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). To the extent required to take a position, the parties hereby agree to file all applicable tax and other informational returns on a basis consistent with such characterization, unless otherwise required by a governmental authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. tax law) or a change in applicable law after the date hereof.

IN WITNESS WHEREOF, the LLC has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

EngageSmart, LLC

By:
Name:
Title:

[Signature Page to Plan of Conversion]

EXHIBIT A

Form of Certificate of Conversion

[See Exhibit 2.3 to the Registration Statement]

EXHIBIT B

Form of Initial Certificate of Incorporation

[See Exhibit 3.2 to the Registration Statement]

EXHIBIT C

Public Company Certificate of Incorporation

[See Exhibit 3.1 to the Registration Statement]

EXHIBIT D

Form of Bylaws

[See Exhibit 3.3 to the Registration Statement]

EXHIBIT E

EngageSmart, LLC Amended and Restated 2015 Stock Option Plan

[See Exhibit 10.2 to the Registration Statement]